Exhibit 10.1

LIMITED WAIVER AND OMNIBUS AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTES
This Limited Waiver and Omnibus Amendment to Senior Secured Convertible Promissory Notes (this “Waiver”) is entered into as of [●], by and among Fathom Holdings Inc., a North Carolina corporation (the “Company”), and the holders signatory thereto (the “Holders”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes (as defined below) or SPA (as defined below), as applicable.
R E C I T A L S
WHEREAS, the Company and Holders are parties to those certain Senior Secured Convertible Promissory Notes, each dated as of September 25, 2024 (each, a “Note” and, collectively, the “Notes”), which were issued as a part of a series of related Senior Secured Convertible Promissory Notes, issued pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2024 (the “SPA”), by and among the Company and each purchaser identified on the signature pages thereto, including Holders;
WHEREAS, the Company failed to timely file with the Securities and Exchange Commission (the “Commission”) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, as required under Section 13(a) of the Exchange Act, which failure constitutes an Event of Default under Section 6(a)(viii) of the Notes (the “Existing Filing Default”);
WHEREAS, the Company’s failure giving rise to the Existing Filing Default also constitutes a breach under Section 4.2 of the SPA (the “Existing SPA Default”), which requires the Company to satisfy the current public information requirement under Rule 144(c) under the Securities Act and would entitle Holders to a Rule 144 Failure Payment (as defined in the SPA);
WHEREAS, the existence of the Existing SPA Default also constitutes an Event of Default under Section 6(a)(iii) of the Notes (the “Cross-Default” and together with the Existing Filing Default and the Existing SPA Default, the “Existing Defaults”); and
WHEREAS, the Company has requested that Holders waive the Existing Defaults; and
WHEREAS, Holders are willing to waive the Existing Defaults on the terms and subject to the conditions set forth herein, including (i) payment by the Company of the Rule 144 Failure
Payments, (ii) the accrual and payment of interest at the Default Rate (as defined below) during the continuance of the Existing Defaults, (iii) increasing the interest rate under the Notes by two percent (2%) per annum, and (iv) the other conditions set forth below.
NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Company and Holders from a continuing relationship under the Notes and the SPA and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree:

A.Representations and Warranties. The Company represents and warrants to Holders that: (a) the Company has the full power and authority to execute, deliver and perform its obligations under this Waiver, (b) the execution and delivery of this Waiver has been duly authorized by all necessary action on behalf of the Company, (c) the representations and warranties contained or referred to in Section 3.1 of the SPA are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of the date of this Waiver, unless such representations or warranties specifically refer to a prior date, in which case they are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of such prior date, and (d) other than the Existing Defaults, no Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) has occurred and is continuing or will result after giving effect to this Waiver and the transactions contemplated by this Waiver, the Notes and the SPA.
B.Limited Waiver. In reliance upon the representations of the Company to Holders that no Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) exists under the Notes or SPA other than the Existing Defaults and subject to Section D below, Holders hereby waive the Existing Defaults solely during the period commencing on the date hereof through and including October 1, 2026 (such period, the “Waiver Period”); provided, however, that such waiver shall not constitute a waiver of the Company’s obligation to pay the Rule 144 Failure Payments as and when due in accordance with Section 4.2 of the SPA, and such Rule 144 Failure Payments shall remain due and payable in accordance with the terms thereof notwithstanding this Waiver. This waiver is limited to the Existing Defaults only and is not, nor shall it be construed as, a waiver of any other Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) under the Notes or SPA, now existing or hereafter occurring, nor shall anything herein or Holders’ actions hereunder be construed so as to imply that Holders have agreed, or are obligated, to grant any future waivers under the Notes or SPA. Except as expressly provided herein, nothing in this Waiver shall be construed to be an amendment of any provision of the Notes or SPA, and, except as otherwise expressly provided herein, all of the provisions of the Notes and the SPA shall remain in full force and effect. Except as expressly set forth herein, Holders reserve all of their rights, remedies, powers and privileges under the Notes and SPA, the other Documents and applicable law, all of which are hereby ratified and confirmed. Nothing herein shall be construed as a consent to any future action or inaction by the Company that would require Holders’ consent under the Notes, the SPA or any other Document.
C.Amendment. The Notes are hereby amended and modified as follows.
1.Section (2)(a) of the Notes is hereby amended and restated as follows:
“a)    Payment of Interest. The Company shall pay interest to the Holder in cash on the principal amount of this Note at a rate which fluctuates every calendar month, and is equal to (i) the monthly average Secured Overnight Financing Rate (SOFR) plus (ii) 6% per annum (which interest rate may be increased as provided elsewhere herein); provided, however, that in no event will the rate of interest for any month be less than 10% per annum. The monthly average SOFR rate will be based on the New York Fed website located at: https://www.newyorkfed.org/markets/reference-rates/sofr. Interest provided for in this Section (2)(a) shall be due and payable on the first calendar day of each calendar quarter commencing on each of October 1, 2025, January 1, 2026, April 1, 2026, July 1, 2026 and on the

Maturity Date (the “Fixed Interest Payment Date”); provided, however, notwithstanding anything to the contrary provided herein or elsewhere, interest accrued but not yet paid will be due and payable upon any conversion, prepayment, and/or acceleration whether as a result of an Event of Default or otherwise with respect to the principal amount being so converted, prepaid and/or accelerated. Solely with respect to the interest payment due on October 1, 2025, the Holder, in its sole discretion, may elect to receive such interest payment in Common Stock, with such Common Stock valued for this purpose at $4.25 per share, subject to adjustment as set forth in Section 5 herein.”
D.Other.
1.This Waiver and the terms and conditions contained herein, including, without limitation, the amendment contained in Section C hereof, shall take effect upon the execution and delivery hereof by each of the Company and Holders; provided, however, that if the Company has not filed with the Commission its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 on or prior to the expiration of the Waiver Period, the waiver granted herein shall automatically terminate at the end of the Waiver Period, the Existing Defaults shall be deemed to have continued without interruption, and Holders shall be entitled to exercise all rights and remedies available under the Notes, the SPA, the other Documents and applicable law, including without limitation declaring an Event of Default and accelerating repayment of the Notes and all amounts owing thereunder.
2.During the continuance of the Existing Filing Default (i.e., from and after the date on which the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 was required to be filed with the Commission through and including the date on which such Quarterly Report is actually filed with the Commission (the “Default Period”)), interest on the outstanding principal amount of each Note shall accrue at a rate equal to eighteen percent (18%) per annum (the “Default Rate”), calculated on the basis of a 360-day year consisting of twelve 30-calendar day periods, in lieu of the interest rate otherwise applicable under Section 2(a) of the Notes. Upon cure of the Existing Filing Default by the filing of such Quarterly Report with the Commission, the interest rate on each Note shall revert to the rate otherwise applicable under Section 2(a) of the Notes. All accrued and unpaid interest at the Default Rate shall be due and payable in accordance with the payment terms set forth in the Notes.
3.    Notwithstanding anything in this Waiver to the contrary, if at any time during the Waiver Period: (a) a Change of Control Transaction (as defined in the Notes) is publicly announced, and (b) such Change of Control Transaction is thereafter terminated, abandoned or otherwise fails to be consummated for any reason (including, without limitation, as a result of the potential acquirer withdrawing from or terminating such transaction) (a “Failed COC Event”), then the waiver granted in Section B hereof shall automatically terminate on the date of such Failed COC Event. Upon such termination: (i) if the Existing Filing Default has not been cured as of the date of such Failed COC Event (by the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 with the Commission), Holders shall have the option, exercisable at the election of Holders holding a majority of the then outstanding principal under the Notes, to declare an Event of Default under the Notes and accelerate repayment of the Notes and all amounts owing thereunder in accordance with Section 6(b) of the Notes; and (ii) if the Existing Filing Default has been cured prior to the date of such Failed COC

Event, this Waiver shall terminate but such termination shall not affect Holders’ rights with respect to any future Events of Default, and upon the occurrence of any subsequent Event of Default, Holders shall have the option to declare such Event of Default and accelerate repayment of the Notes and all amounts owing thereunder in accordance with Section 6(b) of the Notes.
4.    The Company shall reimburse Holders for all reasonable, documented out-of-pocket legal fees and expenses incurred by Holders in connection with the negotiation, preparation, execution and delivery of this Waiver and the transactions contemplated hereby; provided that such reimbursement shall not exceed $5,000 in the aggregate. Such reimbursement shall be paid by the Company within five (5) Business Days following the Company’s receipt of reasonably detailed invoices from Holders’ counsel.
5.    All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are an improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Waiver or the transactions contemplated hereby.
6.    For all purposes under this Waiver, all notices, requests, demands and other communications shall be given in accordance with Section 7(a) of the Notes.
7.    This Waiver may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Waiver by electronic transmission (including by .pdf) shall be effective as delivery of a manually executed counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holders have caused this Waiver to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Waiver.
COMPANY:
FATHOM HOLDINGS INC.

By:     Name: Marco Fregenal
Title: President and CEO

HOLDERS:

___________________________________________

[Signature Page to Limited Waiver and Omnibus Amendment to Senior Secured Convertible Promissory Notes]